UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 15, 2009 (September 9, 2009)

Braintech, Inc.
(Exact Name of Registrant as Specified in its Charter)
Nevada	000-24911	98-0168932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1750 Tysons Boulevard Suite 350 McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:   (703) 637-9780

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

The previously reported temporary 60 day Credit Agreement dated as of July 11, 2009 (“RBC Credit Agreement”) between Braintech, Inc. (the “Company”) and Royal Bank of Canada (“RBC”) was payable in full on September 9, 2009.  The parties have not yet finalized the previously reported new credit facility with Silicon Valley Bank, and as a result the Company has not yet been able to pay off the RBC loan balance.  Other than the final payoff, the Company has paid RBC the requisite principal and interest payments to date, and has asked RBC for an extension until September 30, 2009.  The Company has provided RBC with additional financial information in connection with its extension request.  RBC is considering the Company’s extension request but has not yet agreed to it, and there is no guarantee that RBC will agree to the Company’s extension request.  Nor is there any guarantee that the parties will finalize the SVB Credit Facility by September 30, 2009.  There are numerous risks and uncertainties in this process, and should the Company be unable to finalize the new SVB Credit Facility within a timely manner, or obtain other financing, investors may lose their entire investment.  As previously reported and as with earlier credit agreements between the Company and RBC, the RBC Credit Agreement is secured by a first priority security interest on all of the Company’s assets including its intellectual property and by letters of credit (“LCs”) provided by the Company’s CEO, the Company’s Founder, a director of the Company, and other parties (collectively, the “LC Providers”).  The LC Providers have a security interest in all of the Company’s assets including its intellectual property second in priority only to the security interest of RBC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 15, 2009	BRAINTECH, INC.

		By:	/s/ Frederick W. Weidinger
Frederick W. Weidinger
Chief Executive Officer